SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                 ConSyGen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  210728 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 210728 10 1                  13G                    Page 2 of 5 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen J. Fischer

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,600,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,600,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,600,000

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.52%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     Individual

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 210728 10 1                 13G                    Page 3 of 5 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            ConSyGen, Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            125 South 52nd Street, Suite 140
            Tempe, Arizona  85281

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Stephen J. Fischer

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            12725 Ventura Blvd
            Suite C
            Studio City, CA  91604

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            United States of America

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            210728 10 1

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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            Not Applicable

CUSIP No.  210728 10 1            13G                          Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:          3,600,000

          ----------------------------------------------------------------------
     (b)  Percent of class:                   7.52%

          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    3,600,000
                                                        ----------------

          (ii)  Shared power to vote or to direct the vote     0
                                                          -------------

          (iii) Sole power to dispose or to direct the disposition of 3,600,000
                                                                     -----------

          (iv)  Shared power to dispose or to direct the disposition of   0
                                                                       --------



--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


         N/A

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

--------------------------------------------------------------------------------
Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         N/A

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Item 10.  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.  210728 10 1            13G                          Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       3-13-01
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Stephen J. Fischer
                                        ----------------------------------------
                                                      (Signature)


                                             Stephen J. Fischer, Individual
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).